Exhibit 10.1

RETIREMENT AGREEMENT

This Retirement Agreement (the “Agreement”) is made as of June 6, 2012, by and between Jay L. Johnson (the “Executive”) and General Dynamics Corporation (the “Company”) (together, the “Parties”).

WHEREAS, the Executive is currently employed by the Company and serves as its Chairman and Chief Executive Officer;

WHEREAS, the Executive would like to retire from his position effective as of December 31, 2012;

WHEREAS, the Company desires to facilitate an orderly transition of the Executive’s responsibilities, and to retain the benefit of the Executive’s knowledge, judgment, and expertise until the end of the current calendar year and for a fixed consulting period immediately following his retirement;

WHEREAS, the Executive and the Company wish to confirm the terms under which the Executive will transition into retirement, and the employment relationship between the Parties will end;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Executive and the Company hereby agree as follows:

1. Retirement. Effective as of December 31, 2012 (the “Retirement Date”), the Executive hereby resigns his position as Chairman and Chief Executive Officer of the Company and all other positions, titles, duties, authorities, and responsibilities with, arising out of, or relating to the Executive’s employment with the Company and its affiliates. The Executive further agrees to execute all additional documents and take such further steps as may be required to effectuate such resignation. By mutual agreement, the employment relationship between the Executive and the Company and its affiliates shall terminate effective as of the Retirement Date.

2. Payments and Benefits.

(a) Base Salary. From the date of this Agreement through and including the Retirement Date, the Executive will continue to receive an annual base salary of $1,650,000, to be paid in regular installments in accordance with the Company’s general payroll practices as in effect from time to time.

(b) Annual Bonus. The Executive will receive a cash bonus in the amount of $3,600,000, in respect of his services during the calendar year 2012 (the “Annual Bonus”). The Annual Bonus will be administered in a manner consistent with past practice and, provided that the Executive does not voluntarily terminate his employment prior to the Retirement Date, shall be paid in cash at the same time and in the same manner as annual bonuses are paid to other executives of the Company and in no event later than March 15, 2013.

(c) Accrued Obligations. On the first regular payroll date following the Retirement

Date, the Company shall pay the Executive all base salary earned but unpaid as of the Retirement Date and all vacation earned but not used prior to the Retirement Date.

(d) Benefits Participation and Continued Insurance Coverage. As of the Retirement Date, the Executive shall cease to be an active participant in the benefit plans and programs offered by the Company to its employees and executives, with the sole exception that the Executive may continue to receive the benefits, insurance, and perquisites set forth in this Agreement.

(i) Medical, Dental and Vision Insurance. During the period beginning on January 1, 2013 and ending on December 31, 2013, the Executive and his eligible dependents may continue to participate in the Company’s medical, dental, and vision insurances in which they participate immediately before the Retirement Date at the active employee rate for such coverage as in effect from time to time. Such coverage shall cease on December 31, 2013, at which time the Executive may elect to continue medical, dental and vision insurance coverage for himself and his eligible dependents, at the Executive’s cost, to the extent provided in, and subject to the applicable terms and conditions of, Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and Section 601 of the Employee Retirement Income Security Act of 1974, as amended (which provisions are commonly known as “COBRA”). All coverage will be subject to any plan amendments or changes that are made in plan design, coverage, offerings, premiums, deductibles, co-pays or plan administration during the relevant time period.

(ii) Life Insurance. Subject to the Executive providing the consulting services required by the Consulting Agreement attached hereto as Schedule C through the end of the Consulting Period (as defined in Schedule C), the Company will continue to provide the executive with taxable life insurance benefits at the level elected by the Executive under the Company’s policies, not to exceed two times the Executive’s final annual base salary. Commencing on July 1, 2013, the Company will provide the Executive with taxable life insurance benefits for life at the level elected by the Executive under the Company’s policies, not to exceed two times the Executive’s final annual base salary. The taxable life insurance benefits provided to the Executive pursuant to this Section 2(d)(ii) are subject to a reduction factor in accordance with the Company’s policies in effect from time to time until the Executive reaches age seventy (70), at which time the amount of the benefits will be fixed at twenty-five percent (25%) of the original amount elected by the Executive. The insurance will be provided at no cost to the Executive, except for taxation for imputed income.

(iii) Liability Insurance. The Executive may continue his personal liability insurance coverage in effect as of the date of this Agreement for life at the rate in effect from time to time for then-current executives of the Company.

(iv) D&O Insurance. After the Retirement Date, the Executive will continue to receive directors’ and officers’ insurance coverage for his service as an officer or director of the Company under the Company’s directors’ & officers’ insurance policies in amounts of coverage and terms and conditions at least as favorable as the amounts of coverage and terms and conditions applicable to the Company’s then current directors and officers.

(e) Outstanding Equity Awards. The Executive has been granted shares of restricted stock (the “Restricted Stock”), performance restricted stock units (the “Performance RSUs”) and stock options (the “Stock Options”) pursuant to the General Dynamics Corporation 2009 Equity Compensation Plan. The Restricted Stock, Performance RSUs and Stock Options that are outstanding as of the date of this Agreement are listed on Schedule A to this Agreement; such awards will be treated as follows, notwithstanding anything in the applicable award agreements to the contrary.

(i) Restricted Stock. All vesting restrictions applicable to shares of Restricted Stock will lapse as of the Retirement Date and such shares will become fully vested and will no longer be subject to forfeiture. Such shares will be delivered to the Executive on the scheduled delivery dates described in the applicable award agreements and set forth on Schedule A hereto.

(ii) Performance RSUs. With respect to the Performance RSUs granted to the Executive on March 7, 2012, the Executive will vest in the Earned Performance RSUs and the Earned Dividend Equivalent RSUs (each as defined in the award agreement) as of the Retirement Date and such Earned Performance RSUs and Earned Dividend Equivalent RSUs, along with the additional Dividend Equivalent RSUs (as defined in the award agreement) credited thereon prior to the scheduled settlement date, will be settled in shares of the Company’s common stock on the scheduled settlement date described in the award agreement and set forth on Schedule A hereto.

(iii) Stock Options. All previously granted Stock Options, whether vested or unvested as of the date hereof, will become and remain exercisable until the earlier to occur of (x) the original expiration date of the Stock Options (as described in the applicable award agreements and set forth on Schedule A hereto) or (y) four (4) years from the Retirement Date.

(iv) Award Agreements. Except to the extent modified by the foregoing provisions of this Section 2(e), the provisions of the applicable award agreements shall continue to apply to the Restricted Stock, Performance RSUs, and Stock Options, including without limitation any provision regarding adjustment of an award following a Performance Period, concerning the consequences upon termination of employment prior to the Retirement Date, or providing for forfeiture of an applicable award by the Executive in the event that the Executive causes “Harm” to the Company. Notwithstanding the foregoing, for purposes of all applicable award agreements, the term “Harm” shall not have the meaning set forth in each such applicable award agreement, but rather solely shall mean a material breach by the Executive of Section 3 below, which is not cured following written notice of such breach by the Company and a reasonable opportunity to cure the breach.

(f) Automobile. On or before the Retirement Date, the Executive will be allowed to purchase the automobile being provided by the Company to the Executive by paying the lease option purchase amount.

(g) Supplemental Savings and Stock Investment Plan. The Executive’s account under the General Dynamics Corporation Supplemental Savings and Stock Investment Plan (the “Supplemental SSIP”) shall continue to be subject in all respects to the terms and conditions of the Supplemental SSIP, including, without limitation, the terms and conditions of the Supplemental SSIP applicable to the time and form of payment of the balance of the Executive’s account.

(h) Tax Planning and Preparation. Promptly following the Executive’s presentation of reasonable supporting documentation therefor, the Company will reimburse the Executive for income tax planning and tax return preparation expenses in an amount of up to $5,000 per year for expenses accrued in calendar year 2013 and up to $5,000 for expenses accrued in calendar year 2014.

(i) Withholding. The Company may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that the Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

3. Restrictive Covenants.

In consideration of the favorable treatment on equity awards and the other benefits set forth in Section 2 above, the Executive agrees to undertake and comply with the following covenants:

(a) Non-Competition. From the present until the end of the Consulting Period, the Executive shall not manage, control, operate, advise or assist, provide services to, be employed by, or be connected in any manner with the ownership, management, operation, or control of, any of the entities identified on Schedule B hereto (each, a “Competitor”), or any subsidiary or affiliate of those entities, whether directly or indirectly, as an individual on his own account, or as a partner, member, joint venturer, officer, director, investor, shareholder, or otherwise; provided that the Executive may own, directly or indirectly, solely as a passive investment, securities of any Competitor (i) that are traded on any national securities exchange if the Executive is not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly, own one percent (1%) or more of any class of securities of such Competitor or (ii) that are owned by a mutual fund, hedge fund or similar investment vehicle.

(b) Non-Solicitation. From the present until the end of the Consulting Period, the Executive shall not, directly or indirectly, whether for compensation or not, (i) solicit, hire or assist any other person or entity in soliciting or hiring any employee of the Company or its affiliates to perform services for any entity (other than the Company or any of its affiliates), or attempt to induce any such employee to leave the employ of the Company or any of its affiliates (provided, that nothing in this Section 3(b)(i) shall be deemed to prohibit general solicitations for employment through advertisements or other means that may be seen by employees of the Company or its affiliates); or (ii) solicit or assist any other person or entity in soliciting or attempting to solicit any client, customer, supplier or distributor, or prospective client, customer, supplier or distributor, of the Company or its affiliates to reduce, terminate or otherwise modify, interfere with or diminish its relationship with the Company or any of its affiliates.

4. Indemnification

(a) Rights of Indemnification. The Company hereby agrees and acknowledges that the Executive is, and shall continue to be, entitled to indemnification and reimbursement in accordance with Article Twelfth of its Restated Certificate of Incorporation, which was adopted on October 6, 2004 (the “Current Certificate”). The Company further agrees that in the event that the Executive is, by reason of the fact that the Executive is or was an officer or director of the Company (including, without limitation, in connection with his performance of services pursuant to the Consulting Agreement), made a party, or is required or at the request of the Company becomes a witness or other non-party participant, in any Claim, Action, Suit or Proceeding (within the meaning of the Current Certificate), the Executive shall be entitled to the fullest rights to indemnification and advancement of expenses permitted by applicable law as in effect from time to time. In furtherance, and not in limitation of the preceding sentence, if there is an amendment to the Company’s bylaws or certificate of incorporation that provides any greater right to indemnification or advancement than the rights to indemnification and advancement that the Executive possesses under the Current Certificate, as modified by this Section 4(a), or if the Company enters into any contract or other agreement with any individual that provides any greater right to indemnification or advancement than the rights to indemnification and advancement that the Executive possesses under the Current Certificate, as modified by this Section 4(a), in any such event, the Executive shall be deemed to have such greater right and this Agreement shall be deemed to have been amended to provide for such greater right.

(b) Attorneys Fees and Costs. In the event that any action is instituted by the Executive to enforce or interpret any of the Executive’s rights to indemnification or advancement, and the Executive is the prevailing party in such action, the Executive shall be entitled to be paid all costs and expenses, including without limitation attorneys fees, incurred by the Executive with respect to such action.

5. Confidentiality and Intellectual Property.

(a) Confidential Information. After the Retirement Date, the Executive agrees that he will not use, disclose, divulge, furnish or make available to any person any confidential or proprietary information concerning the Company or its affiliates, including without limitation any confidential or proprietary information concerning the operations, plans or methods of doing business of Company or its affiliates (the “Confidential Information”); provided, that the term “Confidential Information” shall not include such information which is or becomes generally available to the public other than as a result of unauthorized or improper disclosure by the Executive. Notwithstanding the foregoing, the Executive may disclose Confidential Information to the extent he is compelled to do so by lawful service of process, subpoena, court order, or as he is otherwise compelled to do by law or the rules or regulations of any regulatory body or governmental agency or instrumentality to which he is subject, including full and complete disclosure in response thereto, in which event he agrees (unless prohibited by law) to provide the Company with a copy of the documents seeking disclosure of such information promptly upon receipt of such documents and prior to their disclosure of any such information, so that the Company may, upon notice to the Executive, take such action as the Company deems appropriate in relation to such subpoena or request and the Executive (unless otherwise compelled to do so by lawful service of process, subpoena, court order, or by law or the rules or regulations of any regulatory body or governmental agency or instrumentality) may not disclose any such information until the Company has had the opportunity to take such action. The Executive agrees that he will return to the Company not later than the Retirement Date all

Confidential Information in whatever form (including computer files and other electronic data) in his possession and will cease using such information as of such date, except to the extent such information is retained or used, respectively, in the good faith performance of services for the Company pursuant to the Consulting Agreement.

(b) Intellectual Property. After the Retirement Date, the Executive agrees that all writing or other works subject to copyright and, whether patentable or not, every invention, discovery, improvement, device, design, apparatus, practice, process, method or product (each of which is hereinafter called an “invention”), created, written, made, developed, perfected, devised, conceived or first reduced to practice by the Executive, either solely or in collaboration with others during the period of his employment by the Company and its affiliates, whether or not during regular working hours, relating in any way to the business, products, developments or activities of the Company and its affiliates, are the sole and exclusive property of the Company and its affiliates. To the extent that the Company and its affiliates or the Executive was, is or will be involved in agreements or arrangements with the United States Government or agencies or instrumentalities thereof, the Executive agrees that he was, is and will be bound by all obligations, restrictions, and limitations imposed by contract, law or regulation, applicable to any invention conceived or developed, or to any writing or other work acquired, written or produced by the Executive during the period of his employment with the Company and its affiliates, and shall take all action which may be required to discharge such obligations and to comply with such restrictions and limitations.

(c) Termination of Prior Agreements. From the date of this Agreement to and including the Retirement Date, any and all agreements to which the Executive is subject regarding confidentiality, trade secrets, or intellectual property, including without limitation that certain Invention, Copyright and Secrecy Agreement and that certain Private and Proprietary Information Agreement executed by the Executive on September 2, 2008 (collectively, the “Prior Agreements”), shall continue in full force and effect. As of the day after the Retirement Date the Prior Agreements shall be terminated and shall be of no further force or effect.

6. General Provisions

(a) Disputes. Any dispute, controversy, or claim arising out of or in connection with the employment relationship between the Parties or the termination of that relationship or arising out of or in connection with this Agreement, including any question regarding the existence, validity or termination of this Agreement, other than a dispute, controversy or claim with respect to the Executive’s indemnification or advancement rights, shall be finally resolved by arbitration under the rules of the American Arbitration Association in force as of the date of this Agreement, which rules are deemed to be incorporated by reference into this clause. The place of arbitration shall be Fairfax County, Virginia. Any determination by the Company that the Executive is not entitled to indemnification or advancement (including, without limitation, any determination pursuant to Section 2 of Article Twelfth of the Current Certificate) may be challenged by the Executive in the Federal or state courts of Delaware. In the event that the Company shall breach its obligation to advance expenses in accordance with Section 4(a), above, the parties hereto agree that the Executive’s remedies available at law would not be adequate and that the Executive shall be entitled to the remedies of specific performance and injunctive relief to enforce such obligation of the Company.

(b) Complete Agreement. This Agreement, Schedules A, B, and C to this Agreement, and the Severance Protection Agreement between the Company and the Executive dated December 15, 2008 (which agreement shall remain in full force and effect in accordance with its terms, such that payments pursuant to this Agreement and the Consulting Agreement would be considered in determining any obligation of the Company pursuant to Section 5 thereof) constitute the entire understanding of the Company and the Executive with respect to the subject matter hereof and together supersede all prior understandings, written or oral except to the extent of any provision expressly incorporated herein. Neither of the Parties is executing this Agreement in reliance upon any statement or representation not expressly set forth or incorporated herein.

(c) Amendment; Waiver. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto. A failure of the Company or the Executive to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof.

(d) Construction of Agreement. Each party has negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. The terms of this Agreement shall be construed fairly and evenly as to both parties hereto and not in favor or against either party based on the characterization of one or the other as the drafting party.

(e) Choice of Law. This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the Commonwealth of Virginia (except as to matters pertaining to the Executive’s rights with respect to indemnification and advancement, and the enforcement of such rights, which shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of Delaware), without regard to its choice of law principles.

(f) Successors and Assigns. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, successors and assigns, it being acknowledged and agreed that the obligation of the Executive to provide personal services to the Company shall not be assignable by him.

(g) Section 409A. The intent of the Parties is that any payments and benefits under this Agreement that are subject to Section 409A of the Code comply with the requirements of Section 409A of the Code and any related regulations and other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered in compliance therewith. All expense reimbursements paid pursuant to this Agreement that are taxable income to the Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which the Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by this Agreement and Section 409A of the Code, the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. For purposes of applying the provisions of

Section 409A of the Code to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A of the Code, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed as of the dates and years indicated below.

GENERAL DYNAMICS CORPORATION:

By:	/S/ WALTER M. OLIVER
Walter M. Oliver, Senior Vice President Human Resources & Administration

Date:	June 6, 2012

EXECUTIVE:

/S/ JAY L. JOHNSON
Jay L. Johnson

Date:	June 6, 2012

SCHEDULE A

Outstanding Equity Awards

Jay L. Johnson Executive Compensation Stock Plan Analysis

Retirement Treatment

Based on December 31, 2012 Retirement Date

As of June 6, 2012

Restricted Stock Outstanding:

	Expiration Date	Expiration Date	Expiration Date	Expiration Date	Expiration Date
Grant Date	Shares/Units	Grant Price	Release Date	Comments
3/4/2009	72,500	$40.09	1/2/2013	Release on January 2, 2013

3/3/2010	40,800	$73.49	1/2/2014	Release on January 2, 2014

3/2/2011	47,120	$74.81	1/2/2015	Release on January 2, 2015

3/7/2012	43,430	$71.01	1/4/2016	Release on January 4, 2016

Performance Restricted Units Outstanding:

	Expiration Date	Expiration Date	Expiration Date	Expiration Date	Expiration Date	Expiration Date
Grant Date	Units	Grant Price	Release Date	Comments
3/7/2012	43,430	$71.01	1/4/2016	Release on January 4, 2016		Subject to Performance Adjustment before lock in

Stock Options Outstanding:

	Expiration Date	Expiration Date	Expiration Date	Expiration Date	Expiration Date	Expiration Date
Grant Date	Options	Option Type	Option Price	Vest Date	Original Expiration Date	Comments
3/5/2008	3,300	NQ	$82.78	3/5/2009	3/4/2013
3/5/2008	3,300	NQ	$82.78	3/5/2010	3/4/2013

	6,600

9/2/2008	80,427	NQ	$93.13	9/2/2009	9/1/2013
9/2/2008	1,073	ISO	$93.13	9/2/2009	9/1/2013
9/2/2008	80,427	NQ	$93.13	9/2/2010	9/1/2013
9/2/2008	1,073	ISO	$93.13	9/2/2010	9/1/2013

	163,000

3/4/2009	0	NQ	$40.09	3/4/2010	3/3/2014
3/4/2009	0	ISO	$40.09	3/4/2011	3/3/2014
3/4/2009	0	NQ	$40.09	3/4/2011	3/3/2014

	0

3/3/2010	199,550	NQ	$73.49	3/3/2011	3/2/2015
3/3/2010	1,360	ISO	$73.49	3/3/2012	3/2/2015
3/3/2010	198,190	NQ	$73.49	3/3/2012	3/2/2015

	399,100

3/2/2011	225,235	NQ	$74.81	3/2/2012	3/1/2018	Adjust Expiration Date to December 31, 2016
3/2/2011	225,235	NQ	$74.81	3/2/2013	3/1/2018	Adjust Expiration Date to December 31, 2016

	450,470

3/7/2012	232,110	NQ	$71.01	3/7/2013	3/6/2019	Adjust Expiration Date to December 31, 2016
3/7/2012	232,110	NQ	$71.01	3/7/2014	3/6/2019	Adjust Expiration Date to December 31, 2016

	464,220

Note:	This document is for estimation purposes only; actual numbers may vary
All Incentive Stock Options are converted to Non-qualified status 90 days after last day worked

SCHEDULE B

Competitors*

BAE Systems

The Boeing Company

Huntington Ingalls Industries

Lockheed Martin Corporation

Northrop Grumman Corporation

Raytheon Company

SAIC, Inc.

Textron, Inc.

United Technologies Corporation

*	Each entity listed includes all of the subsidiaries and affiliates of that entity.

SCHEDULE C

Consulting Agreement

June 6, 2012

Mr. Jay L. Johnson

Re:	Consulting Agreement

Dear Mr. Johnson:

This letter agreement (“Agreement”) confirms the contractual arrangement between General Dynamics Corporation (the “Company,” “us,” or “we”) and Mr. Jay L. Johnson (“Consultant” or “you”) for the personal services of Consultant described in more detail below.

1.	Term of Agreement

The term of this Agreement shall be from January 1, 2013, until June 30, 2013 (the “Consulting Period”). Consultant’s obligations under Section 5 of this Agreement shall survive the expiration or termination of this Agreement.

2.	Services to be Rendered

(a) The Company retains Consultant to render, and Consultant hereby agrees to render to the Company, upon request, strategic advice and guidance regarding the aerospace and defense market and particular matters of importance to the Company’s business. These services will include conference calls, review of relevant materials, and attendance at meetings, and may include occasional travel. All such services shall be referred to herein as “the Services.”

(b) The Parties anticipate that the level of services to be provided by Consultant during the Consulting Period will be no more than twenty percent (20%) of the average level of services provided by Consultant during his tenure as Chairman and Chief Executive Officer. On a weekly basis, the parties do not expect that the Services shall entail more than an average of eight hours of work per week.

(c) As a self-employed independent contractor, Consultant retains control over the manner and means by which Consultant provides the Services, provided that we determine the objectives of the Services and timeframes for completion. Consultant is not required to work any fixed schedule and will set his own hours, subject to deadlines required by the Company. With the exception of in-person meetings that may be scheduled at times that are mutually convenient to the Company and Consultant, Consultant will not be required to work at any particular location.

3.	Payment for Services, Reimbursement, and Office Costs

(a) In consideration for the Services, the Company shall pay Consultant a fee of Eight Hundred Twenty-Five Thousand dollars ($825,000.00) (“the Retainer”). The Retainer shall be paid to Consultant in a single, lump sum on or before January 31, 2013 but in no event prior to January 1, 2013 and shall compensate Consultant for all services performed and hours worked during the Consulting Period.

(b) Reimbursement for all out-of-pocket expenses will be based on reasonable commercial practices and actual cost, provided that the Company will reimburse Consultant only for expenses for airfare, transportation, meals, and lodging that Consultant incurs in the course of out-of-town travel requested and approved in advance by the Company. Expenses must be supported by receipts and be submitted in accordance with the Company’s standard practices for expense reimbursement. Per standard policy, all invoices submitted for payment are subject to review or audit by us, and Consultant must maintain copies of receipts for six years from the date of the relevant invoice.

(c) Subject to Consultant’s continued performance of the Services in accordance with this Agreement for the period beginning on January 1, 2013 and ending on June 30, 2013, the Company will provide office space and administrative support for the Consultant in the Washington, D.C. area for this time period. Consultant shall be responsible for all costs or expenses outside this time period.

4.	Restrictions on Services for Others

During the Consulting Period, Consultant may provide consulting, advisory or other services to other persons or entities and may serve as a director or be employed by other persons or entities, provided that Consultant shall not violate the restrictive covenants set forth in Section 3 of the June 6, 2012 Retirement Agreement between Consultant and the Company (the “Retirement Agreement”), which obligations are expressly incorporated herein. Consultant further agrees and covenants that, during the Consulting Period, all services he performs for the Company in connection with any government program or business opportunity shall be limited solely to the exclusive benefit of General Dynamics and its subsidiaries.

5.	Protection of Information

(a) Use and Disclosure of Confidential Information. You acknowledge and agree that any Confidential Information (as such term is defined in the Retirement Agreement) that the Company provides you (even if you previously acquired that information while employed by the Company), will not be used by you for any purpose other than for the sole and exclusive benefit of the Company. You further agree that all Confidential Information shall remain our property and that, subject to the same exceptions that permit disclosure under the Retirement Agreement, you will not disclose such information to any third party without our prior written approval, during or after the term of this Agreement. Upon our written request or the conclusion of this Agreement, whichever is earlier, you will promptly return to us all Confirmation Information in whatever form (including computer files and other electronic data) provided to you during the

2

Consulting Period. Nothing in this Agreement shall limit or extinguish your obligations under the Retirement Agreement to maintain confidentiality of trade secrets and other information relating to the Company’s business.

b. Intellectual Property. All documents, writings, presentations, or other copyrightable materials that you produce and deliver to us as work done in connection with the Services shall constitute “works for hire” prepared for us, and as such, General Dynamics is and shall be the sole owner of all right, title, and interest in the copyright of all such materials. You shall promptly notify us of any limitation of which you are or become aware concerning materials you deliver to us.

6.	Independent Contractor Relationship, Taxes, and Insurance

At all times, the relationship between us shall be that of independent contractors, and nothing herein shall be construed to create or imply any employer-employee, principal-agent, partnership, joint venture, or other relationship between us. You shall hold no authority, express or implied, to obligate us or make representations on our behalf and shall make no representation to others to the contrary.

Amounts paid to you hereunder will be reported on IRS Form 1099-Misc. You are solely responsible for payment of all taxes arising out of your activities in connection with the Services, including, without limitation, federal and state income taxes, self employment taxes, and any other taxes or business license fees as required. We shall not be responsible for paying any income or taxes on your behalf.

No amount payable hereunder shall be counted for purposes of calculating or accruing any benefit or service for purposes of any pension, retirement, health, welfare, or other benefit plan or program. Your performance of the Services will not count toward, and does not and will not make you eligible to participate in, any benefit plan or program in which employees of GD or its subsidiaries or affiliates participate.

7.	Compliance with Laws

Consultant will comply with all federal, state, and local laws, regulations, licensing and registration requirements, and rules that apply to Consultant’s activities in connection with the Services.

8.	General Provisions

(a) Disputes. Any dispute, controversy, or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be finally resolved by arbitration under the rules of the American Arbitration Association in force as of the date of this Agreement, which rules are deemed to be incorporated by reference into this clause. The place of arbitration shall be Fairfax County, Virginia.

(b) Complete Agreement. This Agreement and the Retirement Agreement constitute the entire understanding of the Company and the Consultant with respect to the subject matter

3

hereof and together supersede all prior understandings, written or oral.

(c) Amendment; Waiver. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto. A failure of the Company or the Consultant to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof.

(d) Construction of Agreement. Each party has negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. The terms of this Agreement shall be construed fairly and evenly as to both parties hereto and not in favor or against either party based on the characterization of one or the other as the drafting party.

(e) Choice of Law. This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the Commonwealth of Virginia, without regard to its choice of law principles.

(f) Successors and Assigns. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, successors and assigns, it being acknowledged and agreed that the obligation of the Consultant to provide personal services to the Company shall not be assignable by him.

(g) Section 409A. The intent of the Parties is that any payments and benefits under this Agreement that are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) comply with the requirements of Section 409A of the Code and any related regulations and other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered in compliance therewith. All expense reimbursements paid pursuant to this Agreement that are taxable income to Consultant shall in no event be paid later than the end of the calendar year next following the calendar year in which Consultant incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by this Agreement and Section 409A of the Code, the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

4

If the foregoing clearly sets forth our understanding, please sign in the space provided below.

Very truly yours,

General Dynamics Corporation

By:	/S/ WALTER M. OLIVER
Walter M. Oliver, Senior Vice President Human
Resources & Administration

Accepted and agreed this 6th day of June, 2012:

CONSULTANT:

By:	/S/ JAY L. JOHNSON
Jay L. Johnson

5